Exhibit 23.02

CONSENT OF PETROLEUM ENGINEERING CONSULTANT

I consent to the use of my report respecting the estimated oil reserve information as of December 31, 2008, for the Montana and Nevada producing properties of FX Energy, Inc. (the “Company”), and the discussion of such report as contained in the Company’s annual report on Form 10-K for the year ended December 31, 2008, and to the incorporation by reference of such report, as it is referred to in the Company’s annual report, into the following registration statements:

Form	SEC File No.	Effective Date

S-3	333-80489	June 30, 1999
S-3	333-110345	November 18, 2003
S-3	333-155718	November 26, 2008*
S-8	333-112717	February 11, 2004
S-8	333-128299	September 14, 2005

_______________

*  This registration statement is not yet effective. This is the original filing date.

/s/ Larry D. Krause

Larry D. Krause

Billings, Montana

March 13, 2009